                                                                   EXHIBIT 10.01




                              EMPLOYMENT AGREEMENT



                  AGREEMENT by and among Mu Sub, Inc., an Indiana corporation (the "Company"), Arvin Industries, Inc., an Indiana corporation ("Arvin"), and
V. William Hunt (the "Executive") dated as of the 6th day of April, 2000.

                  The Boards of Directors of the Company and Arvin have determined that it is in their best interests to assure that Arvin will have the continued dedication of the Executive pending the consummation of the transactions contemplated among Meritor, Inc., a Delaware corporation ("Meritor"), the Company, a wholly owned subsidiary of Meritor, and Arvin (the "Merger") pursuant to the Agreement and Plan of Reorganization dated as of April 6th, 2000 (the "Merger Agreement") and to provide the Company with continuity of management following the Merger. Therefore, in order to accomplish these objectives Arvin and the Company have each entered into this Agreement with the Executive.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                  1. Effective Date. The "Effective Date" shall mean the Effective Time as defined in the Merger Agreement.

                  2. Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on October 1, 2003 (the "Employment Period").

                  3. Terms of Employment. (a) Position and Duties. (i) (A) During the Employment Period, the Executive shall initially serve as the President of the Company and as Vice Chairman of the Board of Directors of the Company (the "Board"), and it is the intention of the parties hereto and of Meritor to recommend to the Board that the Executive shall serve in the positions set forth in the following sentence commencing at the times set forth in the following sentence hereof, in each case, with such duties and responsibilities as may be assigned to the Executive by the Chief Executive Officer of Meritor as of the date hereof (the "Current CEO") (while the Executive is serving as President) and/or by the Board, and as are commensurate and consistent with such positions, and with the authority as is commensurate and consistent with such positions, and (B) the Executive, who shall reside in the Detroit, Michigan area, shall be based at the Company's headquarters. It is the intention of the parties hereto and of Meritor to recommend to the Board that, upon the earlier of (x) the retirement or cessation of service of the Current CEO from the position of Chief Executive Officer of the Company or (y) October 1, 2002, and subject to the approval of the Board, the Executive shall commence serving as the Chief Executive Officer of the Company, and, upon the earlier of (x) the retirement or cessation of service of the Current CEO from the position of Chairman of the Board or (y) October 1, 2003, and subject to the approval of the Board, the Executive shall commence serving as the Chairman of the Board. While the Executive is serving as President of the Company during the Employment Period, the Executive shall report directly to the Current CEO. During the

Employment Period, it is intended that the Executive shall serve as a member of the Board, subject to the Executive's earlier resignation from the Board or removal from the Board pursuant to the terms of the Company's By-laws.

                           (i) During the Employment Period, and excluding any
periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full time and attention to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder. During the Employment Period, the Executive will not serve on corporate boards without the prior approval of the Board. The Executive may also manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and disclosed in Arvin's Definitive Proxy Statement, dated March 13, 2000, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of no less than the Executive's year 2000 annual base salary ($800,000). Beginning October 1, 2000, the Annual Base Salary shall be reviewed, consistent with the Company's practice for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

                           (ii) Annual Bonus. Beginning October 1, 2000, the
Executive shall be entitled to receive an annual cash bonus (the "Annual Bonus"), based on a percentage of the Executive's Annual Base Salary, pursuant to the terms of the Company's annual bonus plan for senior executives, including the Current CEO, as in effect from time to time. With respect to each fiscal year during the Employment Period, the Executive's target bonus opportunity shall be determined by the Compensation and Management Development Committee of the Board (the "Compensation Committee"). Notwithstanding anything contained herein to the contrary, with respect to the annual bonus period occurring during the fiscal year beginning on October 1, 2000, the sum of the Executive's Annual Base Salary and Annual Bonus shall be at least equal to 90% of the sum of the annual base salary and annual bonus paid or payable to the Current CEO with respect to such fiscal year. For the period from the Effective Date through September 30, 2000, the Executive shall receive a pro rata share of the bonus for the period from January 1, 2000 through September 30, 2000, determined in accordance with the Arvin Annual Incentive Plan.

                           (iii) Initial Equity Award. On the Effective Date,
the Company shall grant the Executive an award of restricted shares (the "Restricted Stock") of the Company's common stock (the "Common Stock") and a stock option to acquire a number of shares of

Common Stock (the "Option" and together with the Restricted Stock, the "Initial Equity Award"), with the "value" of the Initial Equity Award to be equal to the aggregate of the amounts payable to the Executive, assuming that he were terminated other than for Cause on the Effective Date, under Section 6(a) of the Employment Agreement between Arvin and the Executive in the form publicly filed as an Exhibit to Arvin's Form 10-K filed for the year ended December 28, 1997 (the "Prior Agreement"). For purposes hereof, the "value" of the Initial Equity Award will be determined on the same basis as the value of the initial equity awards of Common Stock for the other senior executives of Arvin is determined, as mutually agreed upon (including, without limitation, the assumptions to be used for purposes of the Black Scholes valuation methodology), as soon as reasonably practicable following the date hereof, by the Executive and the Current CEO. The Initial Equity Award will be granted one-third (1/3) in restricted shares and two-thirds (2/3) in stock options. The Option will have an exercise price equal to the fair market value of the Common Stock subject thereto on the date of grant and a term of ten years from the date of grant (without regard to the Executive's earlier termination of employment for any reason). Except as otherwise provided herein, the Restricted Stock and the Option shall vest in three equal annual installments on each of the first, second and third anniversaries of the Effective Date, subject to accelerated vesting upon a "change of control" of the Company (as defined in the stock incentive plan pursuant to which the Initial Equity Award is granted).

                           (iv) Long-Term Incentive Awards. Beginning October 1,
2000, the Executive shall be entitled to participate in all long-term incentive plans and programs generally applicable to senior executives of the Company, including the Current CEO, on a basis and with terms and conditions, including any applicable performance goals, that are as favorable as the basis and terms and conditions of the long-term incentive awards of any other senior executive of the Company, with respect to the same period, provided that, except as provided below, the Executive's level of participation need not be equal to that of the Current CEO's level of participation. Notwithstanding anything contained herein to the contrary, with respect to the 1999 through 2001 long-term incentive award period, the Executive's long-term incentive award shall be (I) at least equal to 90% of one-third (1/3) of the cash performance plan long-term incentive award granted to the Current CEO with respect to such award period and
(II) an award to the Executive on the Effective Date of an option to purchase a number of shares of Common Stock such that the option will have a Black Scholes value (determined on the same basis as the Current CEO's long-term incentive plan award) on the Effective Date that is equal to 90% of one-third (1/3rd) of the Black Scholes value of the option granted to the Current CEO in respect to such award period. With respect to the 2000 through 2002 long-term incentive award period, the Executive's long-term incentive award amount shall be such amount as the Board, with the advice of the Compensation Committee, may determine.

                           (v) Other Employee Benefit Plans. During the
Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to senior executives of the Company, including the Current CEO, on a basis no less favorable than that provided to any other senior executive of the Company, provided that the Executive's level of participation need not be equal to that of the Current CEO's level of participation.

                           (vi) Fringe Benefits. During the Employment Period,
the Executive shall be entitled to fringe benefits and perquisites, generally applicable to senior executives of the Company, including the Current CEO, on a basis no less favorable than that provided to any other senior executive of the Company, provided that the Executive's level of fringe benefits and perquisites need not be equal to that of the Current CEO's level of fringe benefits and perquisites.

                           (vii) Expenses. During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies.

                           (viii) Office. During the Employment Period, the
Executive shall be entitled to an office at the Company's headquarters of a size and with furnishings and other appointments as provided generally with respect to the senior executives of the Company.

                           (ix) Vacation. During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company, including the Current CEO.

                  4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless within the 30 days after such receipt, the Executive shall have furnished to the Company a written determination by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative that he has fully recovered from the illness or condition that led to his absence from his duties and that he is fit to resume them on a full-time basis. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for an aggregate of 180 calendar days in any consecutive 12-month period or for a period of 120 consecutive calendar days, as a result of incapacity due to mental or physical illness.

                  (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) any failure by the Executive to comply with any
of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Executive promptly after receipt of notice thereof given by the Company; or

                           (ii) the continued failure of the Executive to
perform substantially the Executive's duties with the Company or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

                           (iii) the willful engaging by the Executive in
illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

                           (iv) (A) conviction of a felony, or guilty or nolo
contendere plea by the Executive with respect thereto or (B) conviction of another crime, or guilty or nolo contendere plea by the Executive with respect thereto that is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

                  (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

                           (i) the assignment to the Executive of any duties
inconsistent in any respect with the Executive's positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (ii) any failure by the Company to comply with any of
the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (iii) the failure to appoint the Executive as Chief
Executive Officer of the Company upon the earlier of (A) the retirement or cessation of service from such position of the Current CEO or (B) October 1, 2002;

                           (iv) the failure to appoint the Executive as Chairman
of the Company upon the earlier of (A) the retirement or cessation of service from such position of the Current CEO or (B) October 1, 2003;

                           (v) the Company's requiring the Executive to be based
at any office or location other than the Company's headquarters;

                           (vi) any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement;
or

                           (vii) any failure by the Company to comply with and
satisfy Section 11(c) of this Agreement.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason (subject to the cure provisions in Sections 4(c)(i) and (ii)), the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

                  5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good
Reason:

                           (i) the Company shall pay to the Executive in a lump
sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           A. the sum of (1) the Executive's Annual Base Salary
                  through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the highest annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months), to the Executive for any of the three completed fiscal years immediately prior to the Date of Termination (the "Recent Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3), shall be hereinafter referred to as the "Accrued Obligations"); and

                           B. the amount equal to the product of (1) three and
                  (2) the sum of (x) the Executive's Annual Base Salary and (y) the Recent Annual Bonus; and

                           (ii) the Executive shall be entitled to the immediate
commencement of an annual pension benefit of not less than the Executive's annual pension benefit calculated under the terms of Arvin's qualified and non-qualified retirement plans as in effect immediately prior to the Effective Date, as if the Executive had attained the age and received the service credit under such plans that the Executive would have attained and received if he had remained in the employ of the Company for an additional three years after the Date of Termination and had earned the compensation payable pursuant to Section 5(a)(i) evenly over such three-year period (the "Enhanced Retirement Benefit"). Upon the Executive's death, his spouse as of the date hereof, should she survive the Executive, shall be paid an annual benefit of 50% of the Enhanced Retirement Benefit for her life (the "Survivor Retirement Benefit"); and

                           (iii) the Executive and his spouse as of the date
hereof shall continue to be provided with medical and dental benefits pursuant to the terms of the plans and policies of the Company in effect for active executive officers of the Company for the three-year period following the Date of Termination, and thereafter, the Executive and his spouse as of the date hereof shall be provided with retiree medical and dental benefits for the remainder of each of their lives, on terms and conditions no less favorable than the retirement medical and dental programs of Meritor, as in effect immediately prior to the Effective Date (collectively referred to herein as the "Post-Employment Medical Benefits"); and

                           (iv) the Restricted Stock and the Option and all
other equity-based awards granted to the Executive shall immediately vest in full, and, for purposes of the post-termination exercise period of any such awards, the Executive shall be treated as a retiree (to the extent such treatment provides him with a longer post-termination exercise period than otherwise required); and

                           (v) all long-term incentive awards granted to the
Executive shall immediately vest in full and be paid out based on the maximum award and/or performance level; and

                           (vi) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the Restricted Stock, the Options and all other equity-based awards granted to the Executive shall immediately vest in full, and all long-term incentive awards granted to the Executive shall immediately vest in full and be paid out to the Executive's estate at the time such amount would otherwise have been payable to the Executive in an amount that is based on the performance level achieved by the Company for the fiscal year (in the case of annual incentive awards) and for the cycle (in the case of long-term incentive awards). The amount of such long-term incentive awards shall be pro rated through the Executive's date of death. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive's death with respect to senior executives of the Company, including the Current CEO (but not necessarily the same level of benefits as the Current CEO), and their beneficiaries and the immediate commencement of the Survivor Retirement Benefit and the Post-Employment Medical Benefits for the remainder of the life of the Executive's spouse as of the date hereof.

                  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the Restricted Stock and the Option and all other equity-based awards granted to the Executive shall immediately vest in full, and all long-term incentive awards granted to the Executive shall immediately vest in full and be paid out based on the maximum award and/or performance level. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to the senior executives of the Company, including the Current CEO (but not necessarily the same level of benefits as the Current CEO), and their beneficiaries and the immediate commencement of the Enhanced Retirement Benefit and the Post-Employment Medical Benefits.

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the

Executive other than the obligation to pay to the Executive (i) the Accrued Obligations (less the amount described in Section 5(a)(i)(A)(2) and any compensation deferred following the Effective Date, solely to the extent the applicable deferred compensation plan requires forfeiture as a result of such termination without exception) and (ii) Other Benefits. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(d) shall include, and the Executive shall be entitled after the Date of Termination to receive, the retirement benefits, including, without limitation, post-retirement medical and dental benefits, as in effect on the Date of Termination with respect to the senior executives of the Company, including the Current CEO (but not necessarily the same level of benefits as the Current CEO).

                  6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                  7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest including arbitration (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  8. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  9. Confidential Information/Non-Competition/Non-Solicitation.
(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                  (b) The Executive agrees that, (i) while the Executive is employed during the Employment Period or (ii) for a period of two years following the date on which the Executive's employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, whichever period in (i) or (ii) is applicable the Executive will not, without the written consent of the Company, engage in any business of, or enter the employ of, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in a business that is in substantial and direct competition with the Company as of the Date of Termination. Nothing herein shall restrict the Executive from owning 2% or less of the outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if the Executive has no other connection or relationship with the issuer of such securities.

                  (c) The Executive agrees that, during the Employment Period and for a period of two years following the date on which the Executive's employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, the Executive will not, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than the Company any person employed by the Company at the Effective Date, nor will the Executive, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than the Company any person known by the Executive to be employed at the time by the Company.

                  (d) In the event of a breach or threatened breach of this
Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient. The termination of the Executive's employment hereunder shall have no effect on the continuing operation of this Section 9. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  10. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement shall at the request of either party be determined by arbitration. The arbitration shall be held in Indiana and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The Company agrees to pay the costs of the arbitration and to reimburse the Executive for reasonable expenses incurred as a result of such arbitration.

                  11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "Arvin" shall mean the Company and Arvin as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:  At the most recent address on file at
                                        Arvin.



                  If to the Company:    Mu Sub, Inc.
                                        c/o Meritor, Inc.
                                        2135 West Maple Road
                                        Troy, Michigan 48084

                  Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(vii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) Subject to compliance with the terms hereof as of the Effective Date, from and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the Executive and Arvin with respect to the subject matter hereof. This Agreement shall be of no force and effect if the "Effective Time" (as defined in the Merger Agreement) of the Merger does not occur.

                  (g) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, Arvin has caused these presents to be executed in its name on its behalf, and Meritor has cause these presents to be executed by Mu Sub, all as of the day and year first above written.




                                             /s/  V. William Hunt
                                        ----------------------------------------
                                                  V. William Hunt



                                        ARVIN INDUSTRIES, INC.


                                             /s/  Larry D. Blair
                                        ----------------------------------------
                                        Name:  Larry D. Blair
                                        Title: Vice President, Finance and
                                               Chief Financial Officer



                                        MU SUB, INC.


                                             /s/  Larry D. Yost
                                        ----------------------------------------
                                        Name:  Larry D. Yost
                                        Title: Chairman of the Board and
                                               Chief Executive Officer